AMENDMENT TO LOAN TREATY AGREEMENT

THIS AMENDMENT TO LOAN TREATY AGREEMENT (“Amendment”) is entered into on this 6th day of April 2021, by and between GZ6G Technologies Corp (“GZIC”, “Company”, “Borrower”), a publicly traded Nevada corporation, and eSilkroad Network Limited (“eSilk”, “Lender”), a privately held Wyoming corporation, on this 6th day of April 2021, and pursuant to the terms and conditions set forth below:

1.
Whereas, GZIC and eSilk entered into a Loan Treaty Agreement (“Treaty”) on December 21, 2020, wherein eSilk promised to lend Four Hundred Fifty Thousand Dollars ($450,000) to GZIC in payments of Twenty Five Thousand Dollars ($25,000) every week.

2.
Whereas, eSilk has agreed to amend and extend the Loan Treaty to include an additional One Million Dollars ($1,000,000) to the Treaty in payments of Fifty-Five Thousand Five Hundred Fifty-Five Dollars Fifty-Six Cents ($55,555.56), every Friday, over a period of ninety (90) business days beginning April 16, 2021.

3.
Whereas, payments from eSilk will be deposited into the Huntington Bank IOLTA account of SD Mitchell & Associates, PLC and dispersed pursuant to instructions by William Coleman Smith, president of GZIC.

4.
Whereas, each payment of $55,555,56 shall be memorialized by Convertible Promissory Notes, in increments of Two Hundred Twenty Two Thousand Two Hundred Twenty Two Dollars Twenty Four Cents ($222,222.24).

5.	Whereas, at the option of the Lender, each $55,555.56 loaned to the Company may be converted into common shares at the rate of $0.195 per share.

All other terms of the original Loan Treaty Agreement entered into on December 21, 2020, remain the same and unchanged.

By signing below, the undersigned does hereby acknowledge that they have reviewed, understood and agree with the terms set forth above.

GZ6G TECHNOLOGIES CORP	ESILKROAD NETWORK LIMITED

/s/William Coleman Smith	/s/Ruben Yakubov
William Coleman Smith	Ruben Yakubov
President/CEO	President